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[GRAPHIC OMITTED] atlas
                  pipeline
                  partners







                              FOR IMMEDIATE RELEASE
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Contact:   Michael L. Staines
           President and Chief Operating Officer
           1845 Walnut Street
           Philadelphia, PA  19103
           (215) 546-5005
           (215) 546-4785 (facsimile)

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                          ATLAS PIPELINE PARTNERS, L.P.
                                   TO ACQUIRE
                             ALASKA PIPELINE COMPANY

Philadelphia, PA, September 16, 2003 - Atlas Pipeline Partners, L.P. (AMEX:APL) ("Atlas") announces that it has entered into an agreement to acquire Alaska Pipeline Company ("APC") from SEMCO ENERGY, INC. (NYSE:SEN) ("SEMCO") for total transaction costs of $95 million in cash. The transaction is subject to various regulatory approvals, including that of the Regulatory Commission of Alaska.

The APC gas transmission system delivers gas into the metropolitan area of Anchorage, Alaska, where through ENSTAR Natural Gas Company ("ENSTAR"), a local distribution company, it serves approximately 90% of Anchorage's population (representing 40% of the total population of the state of Alaska). ENSTAR, which will remain a division of SEMCO, has committed to use APC exclusively for its gas transmission service to Anchorage for a period of ten years and will continue to provide operating and maintenance services to APC for a period of at least five years. The APC system's present design delivery capacity is 410 million cubic feet of gas per day, with an average throughput during 2002 of 132 million cubic feet of gas per day.

Michael Staines, President of Atlas' General Partner, a subsidiary of Resource America Inc. (NASDAQ:REXI), stated "We are very pleased to acquire the Alaska Pipeline Company. We expect the APC acquisition to be accretive to our unitholders while keeping our debt to total capital at a conservative ratio. APC will provide Atlas with a significant and reliable source of additional income based on fixed capacity reservation and volumetric transportation fee components. This is an excellent complement to our current sources of income that are highly subject to the variable selling price of the gas we transport. We also anticipate strong growth possibilities as the APC system is expanded to serve the growing needs of the Anchorage area."

RBC Capital Markets acted as Atlas' financial advisor and Wachovia Bank, National Association and Friedman Billings Ramsey & Co., Inc. will provide financing for the acquisition of APC. Vinson & Elkins, LLC and Ledgewood Law firm P.C. acted as legal counsel to Atlas.

Marcus Jackson, SEMCO Chairman, President and CEO stated, "This transaction creates an important strategic business relationship between Atlas and SEMCO. It allows ENSTAR to focus its energy and resources on growing its distribution system while continuing to provide exceptional service to our customers."

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Atlas Pipeline Partners, L.P. owns and operates more than 1,380 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. The Partnership is paid a fee for the natural gas volumes that are gathered and transported through its pipeline system, based on the gross selling price of that gas, from approximately 4,200 wells that are currently connected to the system. For more information, please contact investor relations at pschreiber@resourceamerica.com.

SEMCO Energy, Inc., formerly Southeastern Michigan Gas Company, is a diversified energy and infrastructure services company. The Company and its subsidiaries operate in four business segments: gas distribution, which distributes and transports natural gas to residential, commercial and industrial customers; construction services, which installs and upgrades compressor stations and underground natural gas mains and service lines; information technology (IT) services, which provides IT infrastructure outsourcing services and other IT services, and propane, pipelines and storage, which consists of three pipelines and a gas storage facility, all of which are located in Michigan.

Resource America, Inc. (Nasdaq:REXI), the parent company of Atlas Pipeline Partners, L.P.'s general partner, is a proprietary asset management company that uses industry-specific expertise to generate and administer investment opportunities for its own account and for outside investors in the energy, real estate and equipment leasing industries.


Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas, actual versus projected drilling activity, volumetric production from wells connected to the Partnership's gas-gathering pipeline system, and the cost of supplies and services in the energy industry.